Exhibit 4.19

SECOND AMENDMENT TO PROMISSORY NOTE

ISSUED DECEMBER 17, 2009

THIS AMENDMENT (the “Amendment”) is made as of the 30th day of September 2010 (the “Effective Date”), by and between Platinum -Montaur Life Sciences LLC, a Delaware limited liability company, with an address of 152 West 57th Street, 54th Floor, New York, N.Y. 10018 (“Holder”) and Dais Analytic Corporation having an office at 11552 Prosperous Drive, Odessa, Florida 33556 (“Maker”). (Each individually referred to herein as “Party” and together as “Parties”).

WITNESSETH

WHEREAS, on December 17, 2009, Maker issued to Holder an unsecured promissory note in the principal amount of One Million Dollars ($1,000,000) (“Note”); and

WHEREAS, the Parties desired to amend Note to cause the Maturity Date (as defined in said Note) to be September 30, 2010; and

WHEREAS, the Parties now desire to further amend the Note to cause the Maturity Date of said note to be December 31, 2010; and

NOW, THEREFORE, in consideration of the mutual premises, representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.	The following paragraph of the Note, as amended, is hereby deleted in its entirety:

“All payments under or pursuant to this Note shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, as requested by the Holder. The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on September 30, 2010 (the “Maturity Date”) or at such earlier time as provided herein.”

2.	The following provision is hereby inserted in place of the paragraph deleted pursuant to Section 1 of this Amendment:

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Issued December 17, 2009

“All payments under or pursuant to this Note shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, as requested by the Holder. The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on December 31, 2010 (the “Maturity Date “) or at such earlier time as provided herein.”

3.	Section 2.3 of the Note, as amended, is hereby deleted in its entirety and the following provision shall be inserted in place thereof:

“Section 2.3. Additional Remedy Upon Non-Payment. If this Note is not paid in full on or before December 31, 2010, the Holder shall be permitted, at its sole option and in addition to its other remedies hereunder, to convert the principal and interest outstanding under this Note into any debt, equity or equity-linked security issued by the Maker in connection with any capital-raising issuance after the date hereof and prior to the date this Note is paid in full on the terms and conditions of such offering, if any, it being understood that (i) nothing in this Section 2.3 shall be deemed to prohibit the Maker from prepaying the Note pursuant to Section 1.2 hereof and (ii) in connection with any such conversion, the security issued to the Holder shall contain customary 9.9% beneficial ownership limitations in form and substance satisfactory to the Holder.”

4.	All other terms and conditions of the Note shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized respective representatives as of the date first written above.

DAIS ANALYTIC CORPORATION

By: /s/ Timothy N. Tangredi

Name:	Timothy N. Tangredi

Title:	President and Chief Executive Office

PLATINUM-MONTAUR LIFE SCIENCES, LLC

By: /s/ Michael M. Goldberg

Name:	Michael M. Goldberg, MD

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Issued December 17, 2009

Title:	Portfolio Manager

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Issued December 17, 2009